Exhibit 99.2

Event:	EAU25 40th Annual EAU Congress
Submission:	EAU25 Abstract Submission
Abstract ID:	AM25-0746
Submitter:	Mrs. M.M.E. (Madlen Marie Elisabeth) Kasten

Clinical Performance of Proclarix in Ruling Out Clinically Insignificant or No Prostate Cancer: Evaluation in a Danish Cohort

Topic	Prostate Cancer
Sub topic	Localised
Clinical step	Screening

Presentation mode

Poster

Author list

Kasten M.M.E.1, Athanasiou A.1, Hansen T.F.2, Kissow G.E.3, Obro L.F.3, Osther P.J.3, Schiess R.1, Zedan Raid A.H.2

1Proteomedix AG, Research & Development, Zurich-Schlieren, Switzerland, 2Lillebaelt Hospital - University Hospital of Southern Denmark, Department of Oncology, Vejle, Denmark, 3Lillebaelt Hospital - University Hospital of Southern Denmark, Urological Research Center, Department of Urology, Vejle, Denmark

Introduction & Objectives

The primary approach for early detection of prostate cancer (PCa) is through testing serum levels of prostate-specific antigen (PSA). However, given the limited cancer specificity of PSA, there is a need for additional diagnostic tools to lower the burden of potential over-detection of clinically insignificant PCa and unnecessary biopsies. Proclarix is a novel blood-based biomarker test designed to predict clinically significant prostate cancer (csPCa), particularly in men with enlarged prostates. The aim of this study was to evaluate the clinical performance of Proclarix in its targeted population in a Danish cohort.

Materials & Methods

In this retrospective analysis, the Proclarix risk score (0-100%) was evaluated in prospectively collected samples (n=808) from patients with suspected PCa (PerPros biobank, (jr.nr: 18/11174), Department of Urology, Lillebaelt Hospital, Vejle, Denmark). Ethical approval was obtained. The primary endpoint was Proclarix’ clinical performance in ruling out clinically insignificant or no PCa in its targeted population (PSA 2-10 ng/ml, prostate volume ≥ 35 ml), in comparison to %free PSA (%fPSA) and the European Randomised Study of Screening for Prostate Cancer risk calculator (ERSPC RC, version 3/4). Secondary endpoints included Proclarix’ clinical performance for csPCa in an extended population (PSA 2-20 ng/ml, independent of prostate volume) and for Proclarix density.

Results

In the targeted population (n=371), a negative Proclarix test resulted in a post-test probability of 5% for csPCa, significantly outperforming %fPSA (14%, p=0.028) and ERSPC RC (20%, p=0.026). Overall clinical performance for Proclarix demonstrated 97% sensitivity, 22% specificity, 95% negative predictive value and 32% positive predictive value. Proclarix showed significantly higher specificity than %fPSA (14%, p=0.004) and ERSPC RC (7%, p<0.001). Proclarix avoided most biopsies (22%), missing the least csPCa (3 out of 101 patients: 2 with GG2 and 1 with GG3). In the extended population (n=654), the clinical performance of Proclarix was confirmed with a sensitivity of 96% and a significantly higher specificity of 18% compared to %fPSA (10%, p<0.001) and ERSPC RC (7%, p<0.001). In both populations, when sensitivity was matched at 90%, Proclarix density showed a significantly better specificity (32% and 39%) compared to PSA density (19%, p<0.001 and 32%, p=0.003).

Conclusions

Our results demonstrate that Proclarix can be safely used to reduce performed biopsies by ruling out patients with clinically insignificant or no PCa, minimizing the risk of missing csPCa compared to %fPSA and ERSPC RC.